Exhibit 10.36

THE DEFINITIVE HEALTHCARE CORP.

CHANGE IN CONTROL SEVERANCE PLAN FOR EXECUTIVES

The Company has adopted the Plan, effective as of the Effective Date, to provide severance pay and benefits to eligible executives of the Company in connection with a Change in Control of the Company on the terms and conditions provided for herein. All capitalized terms used herein are defined in Section 1. The Plan is sponsored by the Company and administered by the Plan Administrator.

This document constitutes both the formal Plan document and the “summary plan description” (“SPD”) for purposes of ERISA, and describes the terms of the Plan that are in effect as of the Effective Date. The Company urges each Eligible Employee to read this SPD carefully to understand the Plan as it applies to him or her.

Section 1. Definitions. As hereinafter used:

1.1 “Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

1.2 “Annual Target Bonus” means the amount of an Eligible Employee’s current year annual bonus at “target” performance levels.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means with respect to an Eligible Employee’s termination of service, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Eligible Employee (or where there is such an agreement but it does not define “cause” or words of like import, which shall include but not be limited to “gross misconduct”), termination due to an Eligible Employee’s (1) failure to substantially perform the Eligible Employee’s duties or obey lawful directives that continues after receipt of written notice from the Company and a 10-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of the Eligible Employee’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (5) material breach or violation of any agreement with the Company or its Affiliates, any restrictive covenant applicable to the Eligible Employee, or any Company policy (including, without limitation, with respect to harassment); or (6) other conduct, acts or omissions that, in the good faith judgment of the Company, are likely to materially injure the reputation, business or a business relationship of the Company or any of its Affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Eligible Employee that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement.

1.5 “Change in Control” means, and shall occur, if:

(a) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of common stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this section, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the

Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in (a) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(d) the stockholders of the Company approve the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.

1.6 “CIC Period” means the period beginning three (3) months prior to the date that a Change in Control is consummated and ending on the date that is the eighteen (18) months after such date of consummation.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Company” means Definitive Healthcare Corp. and any successors thereto.

1.9 “Committee” means (i) the Human Capital Management and Compensation Committee of the Board, (ii) such other committee of the Board that is appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board.

1.10 “Designated Affiliate” means (a) each direct or indirect subsidiary of the Company and (b) each other Affiliate designated by the Committee as a Designated Affiliate for purposes of this Plan.

1.11 “Disability” means a disability described in Treasury Regulations Section 1.409A-3(i)(4)(i)(A). A Disability shall be deemed to occur at the time of the determination by the Committee of the Disability.

1.12 “Effective Date” means the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s common stock is declared effective by the United States Securities and Exchange Commission.

1.13 “Eligible Employee” means each individual who has received, executed and timely delivered to the Company a Severance Participation Letter per the instructions therein.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.16 “Payment Trigger” means the later of (i) a Change in Control or (ii) the Eligible Employee’s Separation Date during the CIC Period.

1.17 “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.

1.18 “Plan” means this Definitive Healthcare Corp. Change in Control Severance Plan for Executives.

1.19 “Plan Administrator” means the Committee, acting by itself or through its authorized delegates, as applicable. Unless otherwise determined by the Committee, the authorized delegates of the Committee shall act as Plan Administrator for all purposes of the Plan, other than as it relates to Section 9 of the Plan. All actions under Section 9 of the Plan shall be made by the Committee or the Board.

1.20 “Qualifying Termination” means a termination of an Eligible Employee’s employment by the Company without Cause, excluding a termination as a result of the Eligible Employee’s death or Disability.

1.21 “Separation Date” means the date on which an Eligible Employee incurs a Qualifying Termination.

1.22 “Severance Participation Letter” means a letter from the Company, and executed by the employee, notifying the employee of their eligibility to participate in the Plan.

Section 2. Qualifying Termination During CIC Period.

2.1 If, during the CIC Period, an Eligible Employee’s employment terminates as a result of a Qualifying Termination, then, subject to the terms of the Plan, including Section 5, the Company shall provide to such Eligible Employee the following severance payments and benefits:

(a) an amount equal to the Eligible Employee’s base salary, at the rate in effect on the Separation Date, for the period of 12 months following the Payment Trigger, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time;

(b) an amount equal to the Eligible Employee’s Annual Target Bonus, payable in a lump sum on the first administratively feasible payroll date following the Payment Trigger; and

(c) to the extent that the Eligible Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement for the applicable COBRA premiums, if any, under the Company’s or its subsidiaries’, as applicable, medical, dental and vision plans for such Eligible Employee and his or her eligible dependents until the earliest of (i) 12 months following the Payment Trigger, (ii) the date the Eligible Employee obtains new employment that provides substantially similar medical, dental and vision coverage or (iii) the Eligible Employee otherwise ceases to covered by COBRA. Notwithstanding the foregoing, if the Company's providing COBRA coverage under this Section 2.1(c) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the "ACA"), the Company shall reform this Section 2.1(c) in a manner as is necessary to comply with the ACA.

2.2 If, an Eligible Employee breaches any confidentiality agreement, covenant against competition or solicitation, non-disparagement agreement or any other restrictive covenant with the Company or any Designated Affiliate, the Eligible Employee shall forfeit any further right to any payments or benefits hereunder and shall be obligated to promptly repay the after-tax amount of any payments received under the Plan.

Section 3. Non-Duplication of Benefits. The Plan will not apply to any Eligible Employee who is eligible for severance compensation and benefits under any employment agreement, offer letter, or other contractual arrangement with the Company or under applicable law, in each case, that is more favorable to the Eligible Employee. If severance benefits are provided under the Plan to any Eligible Employee, such Eligible Employee will not be eligible for severance benefits related to a Change in Control under any other plan or policy of, or contractual arrangement with, the Company or under applicable law.

Section 4. Accrued Compensation. Regardless of whether an Eligible Employee satisfies the conditions set forth in Section 5 hereof, on a termination of employment under Section 2 of the Plan, the Eligible Employee will receive, to the extent unpaid, (i) any earned but unpaid base pay through the Separation Date, (ii) if required by applicable law or the Company’s applicable policy, any accrued but unused vacation through the Separation Date, (iii) any unreimbursed business expenses incurred by the Eligible Employee through the Separation Date payable in accordance with the Company’s standard expense reimbursement policies, and (iv) any benefits owed to the Eligible Employee under any qualified retirement plan or health and welfare benefit plan in which the Eligible Employee was a participant, in accordance with applicable law and the provisions of such plan (items (i) through (iv), the “Accrued Compensation”).

Section 5. Conditions to Payment. Notwithstanding any other provision of the Plan, any obligation of the Company to pay or provide severance payments or benefits to an Eligible Employee pursuant to the Plan, other than the Accrued Compensation described in Section 4, is conditioned upon (a) the Eligible Employee’s execution and delivery to the Company of a separation agreement that includes a general release and waiver of claims in favor of the Company, and its current, former, and future subsidiaries, affiliates, stockholders, directors, officers, employees, agents, benefit plans, trustees, and others identified therein, in a form provided by the Company or its Designated Affiliates (such separation agreement, a “Separation Agreement”), and (b) such Separation Agreement becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the Payment Trigger.

Section 6. Section 409A. It is intended that payments and benefits under the Plan be exempt from or in compliance with the provisions of Section 409A of the Code and the regulations thereunder (“Section 409A”) and the Plan shall be interpreted and administered accordingly. To the extent required to comply with or be exempt from Section 409A, an Eligible Employee will not be considered to have terminated employment with the Company for purposes of the Plan, and no payment will be due under the Plan, until he or she has incurred a “separation from service” from the Company within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If an Eligible Employee is determined to be a “specified employee” at the time of his or her separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under the Plan will be delayed until the earlier of (a) the date that is six months and one day following the Eligible Employee’s separation from service and (b) the Eligible Employee’s death. Each amount paid pursuant to the Plan shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under the Plan shall be treated as the right to a series of separate payments. To the extent required by Section 409A, if the period available to execute (and not revoke) the Separation Agreement spans two calendar years, the first installment of any payments or benefits provided to the Eligible Employee under the Plan will be paid in the second calendar year. Notwithstanding the foregoing or anything to the contrary in the Plan, none of the Company nor any other person will be liable to an Eligible Employee by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments or benefits under the Plan, including by reason of the failure of the Plan to satisfy the applicable requirements of Section 409A in form or in operation. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to an Eligible Employee under the Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

Section 7. Section 280G. In the event that it is determined that any payments or benefits provided under the Plan together with any payments or benefits to be provided under any other plan, program, arrangement or agreement would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 7 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise

Tax”), then the amounts of any such payments or benefits under the Plan and such other arrangements shall be either (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Eligible Employee’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. Any determination required under this Section 7 shall be made in writing in good faith by a nationally recognized public accounting firm selected by the Company. The Company and the Eligible Employee shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 7.

Section 8. Plan Administration.

8.1 The Plan Administrator has full discretionary authority to administer the Plan, interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan, and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. No benefit will be payable under the Plan except as determined payable by the Plan Administrator in its sole discretion. Any determination by the Plan Administrator shall be binding and final in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.

8.2 The Plan will be administered as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and will be administered in accordance with the provisions of Appendix A hereto.

Section 9. Plan Modification or Termination. The Plan may be amended or terminated by the Plan Administrator, provided that no amendment or termination shall be effective that decreases the severance benefits to which an Eligible Employee may become eligible or that makes any provision of the Plan less favorable for any Eligible Employee without the written consent of the affected Eligible Employee. Once a Change in Control occurs, the Plan shall not apply to any future Change in Control, unless otherwise determined by the Plan Administrator.

Section 10. Duration. Unless earlier terminated pursuant to Section 9, if a Change in Control has not occurred, the Plan will expire ten years from the Effective Date.

Section 11. Successors to the Company. The Plan shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company, which successor shall perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

Section 12. General Provisions.

12.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or otherwise; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under the Plan to a terminated Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative as determined by a court of competent jurisdiction.

12.2 Except as may be provided under any other written agreement between an Eligible Employee and the Company, the employment of the Eligible Employee by the Company is “at will” and may be terminated by either the Eligible Employee or the Company at any time, subject to applicable law. Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein. Nothing in the Plan will be construed to create any right to employment or re-employment with the Company.

12.3 If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

12.4 The Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If an Eligible Employee dies while any amount would still be payable to such Eligible Employee hereunder (following a Qualifying Termination), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the executor, personal representative, or administrators of the deceased Eligible Employee’s estate. None of the Company or any of its Affiliates, employees, directors or representatives shall have liability to any person following payment made in good faith under this provision.

12.5 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

12.6 The Plan shall be funded out of the general assets of the Company as and when severance benefits are payable under the Plan. All Eligible Employees shall be solely general creditors of the Company.

12.7 Any notice or other communication to an Eligible Employee required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his or her last known address. Any notice or other communication to the Company must be made as set forth in Appendix A hereto.

12.8 To the extent not preempted by federal law, which shall otherwise control, the Plan shall be construed and enforced according to the laws of the State of Delaware without regard to any conflicts of law principles.

12.9 All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

12.10 Appendix A hereto sets forth certain rights each Eligible Employee has under ERISA. Appendix B hereto set forth important plan information.

APPENDIX A

Capitalized terms not otherwise defined in this Appendix A will have the meanings from the Plan.

CLAIMS, INQUIRIES, APPEALS

Applications for Benefits and Inquiries.

Any application for benefits, inquiries about the Plan, or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Definitive Healthcare Corp.

492 Old Connecticut Path

Framingham, MA 01701

Attn: Chief Talent Officer

Denial of Claims.

In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of the Plan’s review procedure.

This written notice will be given to the applicant within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case the Plan Administrator has up to an additional 90 days to process the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

Request for a Review.

Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records, and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Definitive Healthcare Corp.

492 Old Connecticut Path

Framingham, MA 01701

Attn: Chief Talent Officer

A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents, or other material as it may find necessary or appropriate in making his or her review.

Decision on Review.

The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The Plan Administrator will give prompt written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

Rules and Procedures.

The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

Exhaustion of Remedies.

No legal action for benefits under the Plan may be brought until the applicant (a) has submitted a written application for benefits in accordance with the procedures described above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied by the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied by the Plan Administrator’s failure to take any action on the claim within the time prescribed above). In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earlier of: (i) one year after the date on which an applicant receives a decision from the Plan Administrator regarding his or her appeal and (ii) the date otherwise prescribed by applicable law.

RIGHTS UNDER THE

EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (ERISA)

As an Eligible Employee in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Eligible Employees will be entitled to:

Receive Information About Your Plan and Benefits.

1. Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2. Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated SPD. The Plan Administrator may impose a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules set forth above.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $161 a day (as adjusted for inflation) until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. However, no legal action may be commenced or maintained against the Plan prior to your exhaustion of the Plan’s claims procedures described above.

Assistance with Your Questions.

If you have any questions about your Plan, you should contact the Plan Administrator.

If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Employee Benefits Security Administration’s publications hotline at 1-866- 444-3272.

APPENDIX B - IMPORTANT PLAN INFORMATION

Plan Sponsor: Definitive Healthcare Corp.

492 Old Connecticut Path

Framingham, MA 01701

Employer Identification Number

(EIN): 27-4296867

Plan Name: Definitive Healthcare Corp. Change in Control

Severance Plan for Executives

Type of Plan: Welfare Plan

Plan Year: First Plan Year:

Effective Date – July, 2022.

Subsequent Plan Years:

The Company’s fiscal year

Plan Administrator: Human Capital Management and

Compensation Committee

Definitive Healthcare Corp.

492 Old Connecticut Path

Framingham, MA 01701

Attn: Chief Talent Officer

Funding: The Plan shall be unfunded within the meaning of ERISA.

Service of legal process may be made upon the Plan Administrator.